EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS REPORTS SECOND QUARTER EPS OF $1.43, UP 13 PERCENT FROM A YEAR AGO

REVENUES, LOANS AND CARD MEMBER SPENDING INCREASE

GAIN FROM BUSINESS TRAVEL TRANSACTION LARGELY REINVESTED IN BUSINESS

(Millions, except percentages and per share amounts)

	Quarters Ended June 30,		Percentage Inc/(Dec)		Six Months Ended June 30,		Percentage Inc/(Dec)
	2014	2013			2014	2013
Total Revenues Net of Interest Expense	$8,657	$8,245	5%		$16,856	$16,126	5%
Net Income	$1,529	$1,405	9%		$2,961	$2,685	10%
Earnings Per Common Share – Diluted:
Net Income Attributable to Common Shareholders1	$1.43	$1.27	13%		$2.77	$2.42	14%
Average Diluted Common Shares Outstanding	1,058	1,097	(4	) %	1,062	1,101	(4	) %
Return on Average Equity	28.8%	23.6%			28.8%	23.6%

New York – July 29, 2014 – American Express Company (NYSE: AXP) today reported second-quarter net income of $1.5 billion, up from $1.4 billion a year ago. Diluted earnings per share rose 13 percent to $1.43, from $1.27 a year ago.

Net income from the quarter included a gain of $626 million ($409 million after-tax) from the closing of the previously announced joint venture transaction for the company’s business travel operations. As planned, the company used a substantial portion of the gain to fund incremental investments in growth and efficiency initiatives.

1 Represents net income less earnings allocated to participating share awards of $12 million and $13 million for the three months ended June 30, 2014 and 2013, respectively, and $24 million for both the six months ended June 30, 2014 and 2013.

Consolidated total revenues net of interest expense rose to $8.7 billion in the quarter, up 5 percent from $8.2 billion a year ago. The increase reflected higher Card Member spending, higher net interest income and higher net card fees.

Consolidated provisions for losses totaled $489 million, down 6 percent from $518 million a year ago. The decrease reflected lower net write-offs in the current quarter, offset, in part, by the effect of a larger reserve release a year ago.

Consolidated expenses totaled $5.9 billion, up 2 percent from $5.7 billion a year ago. Expenses for the period were impacted by increased marketing, which included a significant amount of incremental investments in growth initiatives, and rewards costs. Operating expenses2 were lower due to a gain on the business travel joint venture transaction (which was reported as an expense reduction), partially offset by transaction-related costs of $79 million, as well as the following items:

·	A restructuring charge of $133 million ($90 million after-tax); and
·	A contribution to the American Express Foundation of $40 million ($25 million after-tax).

The business travel joint venture transaction gain, net of the offsets and incremental investments mentioned above, contributed approximately $0.05 to second-quarter diluted earnings per share.  The gain was recognized in the Global Commercial Services segment. The offsetting investments were made across all of the company’s operating segments.

The effective tax rate for the quarter was 34 percent, up from 30 percent a year ago, which reflected the resolution of certain prior years’ tax items.

The company’s return on average equity (ROE) was 28.8 percent, up from 23.6 percent a year ago.

“The strong underlying performance this quarter reflected a continuation of some familiar themes: higher Card Member spending, credit metrics at or near their historic lows, a modest increase in loan balances, continued success in containing operating expenses and a substantial return of capital to our investors through share repurchases,” said Kenneth I. Chenault, chairman and chief executive officer.

“Card Member spending rose 9 percent from year ago levels, and overall the growth rate accelerated from earlier this year, with higher volumes across each of our businesses in the U.S. and internationally.

“As noted above, we completed the formation of the joint venture for our business travel operations, which will have additional resources from a new investor group to develop products, create capabilities and attract new customers.  We maintain a 50 percent ownership and will continue to have a close working relationship with the business travel joint venture.

“The gain we recognized on the business travel joint venture transaction gave us the flexibility to substantially increase spending on a number of growth initiatives, including marketing support for products such as the Amex EveryDay Credit Card and American Express Serve.  It also offset a restructuring charge we recognized during the quarter. That charge relates to actions that will be taking place over the next year to improve efficiency and contain operating expenses primarily within our Global Corporate Services Group.  The restructuring will largely involve positions that do not directly generate revenue.”

2 Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, communications and other, net.

Segment Results

U.S. Card Services reported second-quarter net income of $770 million, up 4 percent from $743 million a year ago.

Total revenues net of interest expense increased 6 percent to $4.5 billion from $4.2 billion a year ago.  The rise largely reflected a 9 percent increase in Card Member spending and higher net interest income.

Provisions for losses totaled $339 million, down 5 percent from $356 million a year ago. The decrease reflected lower net write-offs in the current quarter, offset, in part, by a larger reserve release a year ago.

Total expenses increased 8 percent to $2.9 billion from $2.7 billion a year ago. The increase primarily reflected a portion of the incremental investments in growth initiatives mentioned earlier, along with higher rewards costs.

The effective tax rate was 36 percent compared to 37 percent a year ago.

International Card Services reported second-quarter net income of $77 million, down 63 percent from $208 million a year ago.

Total revenues net of interest expense were $1.4 billion, up 7 percent from $1.3 billion a year ago. The increase primarily reflected higher Card Member spending and higher revenues from the Loyalty Partner business.

Total expenses were $1.2 billion, up 18 percent from $1.0 billion a year ago. The increase reflected a portion of the incremental investments and restructuring charge mentioned earlier.

The effective tax rate was (12) percent compared to (33) percent a year ago due to the resolution of certain prior years’ tax items.

Global Commercial Services reported second-quarter net income of $561 million, up from $226 million a year ago. The increase primarily reflected the joint venture transaction gain.

Total revenues net of interest expense were $1.3 billion, up 3 percent from $1.2 billion a year ago. The increase primarily reflected higher Card Member spending.

Total expenses decreased 58 percent to $361 million from $862 million a year ago. The decrease primarily reflected the joint venture transaction gain (which was reported as an expense reduction), partially offset by transaction-related costs and a portion of the incremental investments and restructuring charge mentioned previously.

The effective tax rate was 35 percent compared to 32 percent from a year ago.

Global Network & Merchant Services reported second-quarter net income of $373 million, down 9 percent from $412 million a year ago.

Total revenues net of interest expense increased 5 percent to $1.5 billion from $1.4 billion a year ago. The increase primarily reflected higher merchant-related revenues driven by an increase in global Card Member spending.

Total expenses increased 20 percent to $859 million from $716 million a year ago.  The increase primarily reflected a portion of the incremental investments mentioned earlier.

The effective tax rate remained unchanged from a year ago at 36 percent.

Corporate and Other reported second-quarter net loss of $252 million compared with net loss of $184 million in the year-ago period, largely reflecting that portion of the previously-mentioned incremental investments that supported growth initiatives in Enterprise Growth.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, corporate card and business travel.

The 2014 Second Quarter Earnings Supplement will be available today on the American Express website at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss second-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same website. A replay of the conference call will be available later today at the same website address.

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s expected business and financial performance and are subject to risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements due to a variety of factors, including those contained in the company's Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and the company’s other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update or revise any forward-looking statements.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Certain reclassifications of prior period amounts have been made to conform to the current period presentation.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended June 30,		Percentage	Six Months Ended June 30,		Percentage
	2014	2013	Inc/(Dec)	2014	2013	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,945	$4,729	5%	$9,591	$9,167	5%
Net card fees	687	647	6	1,361	1,300	5
Travel commissions and fees	500	495	1	923	932	(1)
Other commissions and fees	624	605	3	1,242	1,178	5
Other	585	567	3	1,086	1,104	(2)
Total non-interest revenues	7,341	7,043	4	14,203	13,681	4
Interest income
Interest on loans	1,696	1,622	5	3,407	3,305	3
Interest and dividends on investment securities	45	52	(13)	91	105	(13)
Deposits with banks and other	18	20	(10)	37	46	(20)
Total interest income	1,759	1,694	4	3,535	3,456	2
Interest expense
Deposits	91	107	(15)	185	221	(16)
Long-term debt and other	352	385	(9)	697	790	(12)
Total interest expense	443	492	(10)	882	1,011	(13)
Net interest income	1,316	1,202	9	2,653	2,445	9
Total revenues net of interest expense	8,657	8,245	5	16,856	16,126	5
Provisions for losses
Charge card	183	161	14	398	315	26
Card Member loans	282	334	(16)	532	577	(8)
Other	24	23	4	44	42	5
Total provisions for losses	489	518	(6)	974	934	4
Total revenues net of interest expense after provisions for losses	8,168	7,727	6	15,882	15,192	5

Expenses
Marketing and promotion	985	786	25	1,598	1,407	14
Card Member rewards	1,773	1,601	11	3,355	3,121	7
Card Member services and other	192	193	(1)	414	382	8
Salaries and employee benefits	1,658	1,543	7	3,198	3,158	1
Professional services	817	763	7	1,509	1,479	2
Occupancy and equipment	467	460	2	929	932	-
Communications	101	92	10	194	188	3
Other, net	(137)	294	#	165	621	(73)
Total	5,856	5,732	2	11,362	11,288	1
Pretax income	2,312	1,995	16	4,520	3,904	16
Income tax provision	783	590	33	1,559	1,219	28
Net income	$1,529	$1,405	9	$2,961	$2,685	10
Net income attributable to common shareholders (A)	$1,517	$1,392	9	$2,937	$2,661	10
Effective tax rate	33.9%	29.6%		34.5%	31.2%

# - Denotes a variance of more than 100 percent.

(A) Represents net income, less earnings allocated to participating share awards of $12 million and $13 million for the three months ended June 30, 2014 and 2013, respectively, and $24 million for both the six months ended June 30, 2013 and 2012, respectively.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)
	June 30, 2014	December 31, 2013

Assets
Cash & cash equivalents	$18	$19
Accounts receivable	49	47
Investment securities	5	5
Loans	66	67
Other assets	14	15
Total assets	$152	$153

Liabilities and Shareholders' Equity
Customer deposits	$42	$42
Short-term borrowings	3	5
Long-term debt	55	55
Other liabilities	32	32
Total liabilities	132	134

Shareholders' Equity	20	19
Total liabilities and shareholders' equity	$152	$153

(Preliminary)

American Express Company
Financial Summary

(Millions)
	Quarters Ended June 30,		Percentage	Six Months Ended June 30,		Percentage
	2014	2013	Inc/(Dec)	2014	2013	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$4,477	$4,239	6%	$8,767	$8,321	5%
International Card Services	1,391	1,299	7	2,743	2,616	5
Global Commercial Services	1,269	1,231	3	2,463	2,394	3
Global Network & Merchant Services	1,455	1,384	5	2,820	2,687	5
	8,592	8,153	5	16,793	16,018	5
Corporate & Other	65	92	(29)	63	108	(42)

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$8,657	$8,245	5	$16,856	$16,126	5

Pretax income (loss)
U.S. Card Services	$1,200	$1,175	2	$2,606	$2,445	7
International Card Services	69	156	(56)	272	349	(22)
Global Commercial Services	865	333	#	1,150	616	87
Global Network & Merchant Services	578	647	(11)	1,280	1,229	4
	2,712	2,311	17	5,308	4,639	14
Corporate & Other	(400)	(316)	27	(788)	(735)	7

PRETAX INCOME	$2,312	$1,995	16	$4,520	$3,904	16

Net income (loss)
U.S. Card Services	$770	$743	4	$1,646	$1,547	6
International Card Services	77	208	(63)	236	386	(39)
Global Commercial Services	561	226	#	745	417	79
Global Network & Merchant Services	373	412	(9)	816	785	4
	1,781	1,589	12	3,443	3,135	10
Corporate & Other	(252)	(184)	37	(482)	(450)	7

NET INCOME	$1,529	$1,405	9	$2,961	$2,685	10
# - Denotes a variance of more than 100 percent.

(Preliminary)

American Express Company
Financial Summary (continued)
	Quarters Ended June 30,		Percentage	Six Months Ended June 30,		Percentage
	2014	2013	Inc/(Dec)	2014	2013	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Net income attributable to common shareholders	$1.44	$1.28	13	$2.78	$2.43	14%

Average common shares outstanding (millions)	1,052	1,090	(3)%	1,056	1,094	(3)%

DILUTED
Net income attributable to common shareholders	$1.43	$1.27	13	$2.77	$2.42	14%

Average common shares outstanding (millions)	1,058	1,097	(4)%	1,062	1,101	(4)%

Cash dividends declared per common share	$0.26	$0.23	13%	$0.49	$0.43	14%

Selected Statistical Information
	Quarters Ended June 30,		Percentage	Six Months Ended June 30,		Percentage
	2014	2013	Inc/(Dec)	2014	2013	Inc/(Dec)

Return on average equity (A)	28.8%	23.6%		28.8%	23.6%
Return on average common equity (A)	28.5%	23.4%		28.5%	23.4%
Return on average tangible common equity (A)	35.8%	29.7%		35.8%	29.7%
Common shares outstanding (millions)	1,046	1,084	(3)%	1,046	1,084	(3)%
Book value per common share	$19.32	$17.57	10%	$19.32	$17.57	10%
Shareholders' equity (billions)	$20.2	$19.0	6%	$20.2	$19.0	6%

# - Denotes a variance of more than 100 percent.
(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)

American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE),
and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)
	For the Twelve Months Ended
	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013

ROE

Net income	$5,635	$5,511	$5,359	$4,688	$4,572
Average shareholders' equity	$19,591	$19,442	$19,254	$19,289	$19,372
Return on average equity (A)	28.8%	28.3%	27.8%	24.3%	23.6%

Reconciliation of ROCE and ROTCE

Net income	$5,635	$5,511	$5,359	$4,688	$4,572
Earnings allocated to participating share awards and other	47	48	47	43	45
Net income attributable to common shareholders	$5,588	$5,463	$5,312	$4,645	$4,527

Average shareholders' equity	$19,591	$19,442	$19,254	$19,289	$19,372
Average common shareholders' equity	$19,591	$19,442	$19,254	$19,289	$19,372
Average goodwill and other intangibles	3,994	4,012	4,055	4,091	4,128
Average tangible common shareholders' equity	$15,597	$15,430	$15,199	$15,198	$15,244
Return on average common equity (A)	28.5%	28.1%	27.6%	24.1%	23.4%
Return on average tangible common equity (B)	35.8%	35.4%	34.9%	30.6%	29.7%
(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity, a non-GAAP measure, is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.